Exhibit 99.1

Inquiries should be directed to:

Investor Relations Contact Craig Jackson, VP & Assistant Treasurer phone (937) 259-7033	News Media Contact phone (937) 224-5940 e-mail communications@dplinc.com

DPL Reports Second Quarter 2010 Earnings;

Reaffirms 2010 Earnings Guidance

DAYTON, Ohio — July 29, 2010 — DPL Inc. (NYSE: DPL) today reported second quarter 2010 earnings of $0.53 per share, compared to $0.37 per share for the same period in 2009.  For the six months ended June 30, 2010, earnings were $1.14 per share compared to $0.99 per share for the same period in 2009.  Earnings per share information reported in this press release is based on diluted shares outstanding unless otherwise noted.  Average total diluted shares outstanding were 116.2 million for the second quarter 2010 and 113.2 million for the same period in 2009.

The key drivers behind second quarter 2010 earnings per share compared to second quarter 2009 were:

•                  Higher retail sales due to improving economic conditions and favorable weather;

•                  Implementation of the fuel rider and the continued recovery of environmental costs;

•                  Increased generation output; and

•                  Increased wholesale revenues due to higher wholesale sales and market prices; offset by

•                  Lower gains realized on coal sales;

•                  Higher purchased power expenses due to higher market prices and RTO expenses; and

•                  Higher operations and maintenance expenses mainly associated with an increase in long-term disability accruals.

“Financially and operationally, we had a good quarter,” said Paul Barbas, DPL President and CEO.  “The improving economy and favorable weather had a positive impact on sales.  In addition, the plants performed well, allowing us to capitalize on better than expected wholesale power prices.”

2010 Financial Results

Revenues increased $84.3 million, or 23%, to $445.5 million for the three months ended June 30, 2010 compared to $361.2 million for the same period in 2009.  This increase was primarily the result of higher average retail and wholesale rates, higher retail and wholesale sales volume, and increased RTO capacity revenues partially offset by lower other RTO revenues.

Retail revenues increased $60.5 million resulting primarily from the implementation of the fuel rider, continued recovery of transmission, capacity and environmental costs, and a 7% increase in retail sales volume.  The increase in retail sales volume was due primarily to improved economic conditions and favorable weather as cooling degree days were 23% higher.

Wholesale revenues increased $19.4 million primarily as a result of a 40% increase in average wholesale sales prices and a 42% increase in wholesale sales volumes.

RTO capacity revenues and other revenues increased $4.4 million primarily due to a $5.7 million increase in PJM capacity revenue partially offset by a decrease in PJM transmission and congestion revenues of $1.3 million.

	Three Months Ended June 30,
$ in millions	2010	2009	Variance
Retail	$342.7	$282.2	$60.5
Wholesale	39.1	19.7	19.4
RTO Revenues	20.1	21.4	(1.3)
RTO Capacity Revenues	40.4	34.7	5.7
Other Revenues	3.2	3.2	0.0
Total Revenues	$445.5	$361.2	$84.3

For the six months ended June 30, 2010, revenues increased $120.5 million, or 16%, to $896.7 million compared to $776.2 million for the same period in 2009.

Fuel costs, which include coal (net of gains on sales), gas, oil, and emission allowances (net of gains on sales), increased $15 million, or 20%, for the three months ended June 30, 2010 compared to the same period in 2009.  The increase was primarily due to a $14.1 million decrease in gains realized from coal and emission allowance sales and an 8% increase in generation volume, partially offset by a 7% reduction in average fuel prices.

	Three Months Ended June 30,
$ in millions	2010	2009	Variance
Fuel Costs	$92.4	$91.5	$0.9
Gains on Coal Sales	(1.1)	(14.4)	13.3
Emission Allowances	(0.4)	(1.2)	0.8
Total Fuel Costs	$90.9	$75.9	$15.0

For the six months ended June 30, 2010, fuel costs increased $35.5 million, or 23%, to $192.8 million compared to $157.3 million for the same period in 2009.

Purchased power costs increased $27.6 million for the three months ended June 30, 2010 compared to the same period in 2009.  This increase was primarily due to a $12.5 million increase in average market prices, a $10.3 million increase in RTO capacity and other RTO charges and a $10 million net impact of the deferral and recovery of RTO related charges.  These increases were partially offset by a $5.1 million, or 37%, reduction in purchased power volume.

	Three Months Ended June 30,
$ in millions	2010	2009	Variance
Purchased Power	$21.3	$14.0	$7.3
RTO Charges	27.0	22.2	4.8
RTO Capacity Charges	38.2	32.7	5.5
Recovery / (Deferral) of RTO Related Charges, net	4.4	(5.6)	10.0
Total Purchased Power	$90.9	$63.3	$27.6

For the six months ended June 30, 2010, purchased power costs increased $40.7 million, or 33%, to $163.7 million compared to $123.0 million for the same period in 2009.

Gross margin increased $41.7 million, or 19%, to $263.7 million for the three months ended June 30, 2010 compared to $222.0 million for the same period in 2009. For the six months ended June 30, 2010, gross margin increased $44.3 million, or 9%, to $540.2 million compared to $495.9 million for the same period in 2009.

Operation and maintenance expense increased $10.7 million, or 14%, for the three months ended June 30, 2010 compared to the same period in 2009.  The increase was primarily attributable to a $5.1 million increase in health insurance and disability costs primarily due to a number of employees filing for long-term disability, a $3.0 million increase in customer program costs and low-income assistance costs, both of which relate to costs recovered through retail rate riders, and a $1.1 million increase in pension costs.

For the six months ended June 30, 2010, operation and maintenance expense increased $12.4 million, or 8%, to $168.1 million compared to $155.7 million for the same period in 2009.

General taxes increased $3.7 million, or 13%, for the three months ended June 30, 2010 compared to the same period in 2009 primarily due to higher property tax accruals.

For the six months ended June 30, 2010, general taxes increased $4.1 million, or 7%, to $63.7 million compared to $59.6 million for the same period in 2009.

Interest expense decreased $1.9 million, or 10%, for the three months ended June 30, 2010 compared to the same period in 2009.  This decrease was primarily the result of interest savings related to the early redemption in December 2009 of $52.4 million of the $195 million 8.125% Note to DPL Capital Trust II.

For the six months ended June 30, 2010, interest expense decreased $5.7 million, or 14%, to $35.4 million compared to $41.1 million for the same period in 2009.

Income taxes for the three months ended June 30, 2010 increased $10.5 million compared to the same period in 2009 primarily due to an increase in pre-tax income.

For the six months ended June 30, 2010, income taxes increased $10.5 million, or 19%, to $66.5 million compared to $56.0 million for the same period in 2009.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $87.4 million at June 30, 2010 compared to $74.9 million at December 31, 2009.  The increase in cash and cash equivalents was primarily attributed to $204.9 million of cash generated from operating activities partially offset by $75.1 million of capital expenditures, $69.9 million of dividends paid on common stock and $47 million of short-term investments.

Construction additions were $62.4 million and $72.5 million during the six month periods ended June 30, 2010 and 2009, respectively, and are expected to approximate $210 million in 2010.

Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  For the period 2010 through 2012, DPL is projecting to spend an estimated $610 million on capital projects. This estimate does not include projected capital costs associated with the AMI/Smart Grid plan which was re-filed with the Public Utilities Commission of Ohio on August 4, 2009.

2010 Earnings Guidance

DPL has reaffirmed its 2010 earnings guidance of $2.35 to $2.55 per share.  The company will discuss its 2010 earnings guidance and other 2010 projections during its second quarter 2010 conference call and webcast.

Conference Call and Webcast

At 9:00 a.m. Eastern Time on Friday, July 30, 2010, DPL will host a conference call and webcast to review second quarter 2010 financial results, discuss recent company events, and review its 2010 earnings guidance and other projections.  The conference call will be available in listen-only mode for investors, media and the public by dialing 888-713-4215 for domestic participants or 617-213-4867 for international callers.  The access code is 34188765.  Please dial into the call at least 15 minutes prior to the start of the call to register.

The webcast can be accessed real-time at www.dplinc.com.  Interested parties are encouraged to visit the website at least 15 minutes prior to the start of the webcast to register.  The webcast will be available for replay on the DPL website in the investor relations section following the conference call.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions, including impacts the current financial crisis may have on our business and financial condition; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended
	June 30,
$ in millions except per share amounts	2010	2009
	(unaudited)
Revenues	$445.5	$361.2

Cost of revenues:
Fuel	90.9	75.9
Purchased power	90.9	63.3

Total cost of revenues	181.8	139.2

Gross margin	263.7	222.0

Operating expenses:
Operation and maintenance	87.5	76.8
Depreciation and amortization	35.7	35.8
General taxes	31.2	27.5

Total operating expenses	154.4	140.1

Operating income	109.3	81.9

Other income / (expense), net:
Investment income	0.2	0.1
Interest expense	(17.5)	(19.4)
Other income / (deductions)	(0.5)	(0.9)
Total other income / (expense), net	(17.8)	(20.2)

Earnings before income tax	91.5	61.7

Income tax expense	30.1	19.6

Net Income	$61.4	$42.1

Average number of common shares outstanding (millions):
Basic	115.7	112.2
Diluted	116.2	113.2

Earnings per share of common stock:
Basic	$0.53	$0.38
Diluted	$0.53	$0.37

Dividends paid per share of common stock	$0.3025	$0.2850

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
$ in millions	2010	2009
	(unaudited)
Cash flows from operating activities:
Net income	$132.4	$111.3

Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	73.1	71.7
Deferred income taxes	6.4	129.3
Unamortized investment tax credit	(1.4)	(1.4)
Changes in certain assets and liabilities	(16.9)	(133.4)
Other	11.3	5.2
Net cash provided by operating activities	204.9	182.7
Cash flows from investing activities:
Capital expenditures	(75.1)	(89.6)
Purchases of short-term investments and securities	(61.2)	(5.1)
Sales of short-term investments and securities	14.2	10.1
Other	1.9	3.2
Net cash used for investing activities	(120.2)	(81.4)

Cash flows from financing activities:
Dividends paid on common stock	(69.9)	(63.8)
Repurchase of DPL common stock	(3.9)	—
Repurchase of warrants	—	(15.9)
Retirement of long-term debt	—	(175.0)
Withdrawal of restricted funds held in trust	—	6.7
Withdrawals from revolving credit facility	—	155.0
Repayment of borrowings from revolving credit facility	—	(15.0)
Exercise of stock options	1.4	—
Tax impact related to exercise of stock options	0.2	—
Net cash used for financing activities	(72.2)	(108.0)

Cash and cash equivalents:
Net change	12.5	(6.7)
Balance at beginning of period	74.9	62.5

Cash and cash equivalents at end of period	$87.4	$55.8

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$35.7	$41.0
Income taxes paid, net	$53.2	$8.6
Non-cash financing and investing activities:
Accruals for capital expenditures	$11.3	$22.6

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	June 30,	December 31,
$ in millions	2010	2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$87.4	$74.9
Short-term investments	47.0	—
Accounts receivable, net	212.8	212.8
Inventories	127.5	125.7
Taxes applicable to subsequent years	30.0	59.5
Other prepayments and current assets	33.2	24.1
Total current assets	537.9	497.0
Property, plant and equipment:
Property, plant and equipment	5,315.1	5,269.2
Less: Accumulated depreciation and amortization	(2,510.0)	(2,466.0)
	2,805.1	2,803.2
Construction work in process	86.4	89.0
Total net property, plant and equipment	2,891.5	2,892.2
Other noncurrent assets:
Regulatory assets	206.5	214.2
Other deferred assets	34.3	38.3
Total other noncurrent assets	240.8	252.5

Total Assets	$3,670.2	$3,641.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$100.2	$100.6
Accounts payable	81.0	77.2
Accrued taxes	67.9	70.2
Accrued interest	23.9	23.5
Customer security deposits	18.7	19.4
Other current liabilities	29.0	24.0
Total current liabilities	320.7	314.9

Noncurrent liabilities:
Long-term debt	1,223.7	1,223.5
Deferred taxes	572.3	569.1
Regulatory liabilities	131.5	125.4
Pension, retiree and other benefits	86.1	111.7
Unamortized investment tax credit	33.8	35.2
Insurance and claims costs	14.7	16.2
Other deferred credits	100.9	122.9
Total noncurrent liabilities	2,163.0	2,204.0

Redeemable preferred stock of subsidiary	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.2	1.2
Warrants	2.9	2.9
Common stock held by employee plans	(16.0)	(19.3)
Accumulated other comprehensive loss	(32.1)	(29.0)
Retained earnings	1,207.6	1,144.1
Total common shareholders’ equity	1,163.6	1,099.9

Total Liabilities and Shareholders’ Equity	$3,670.2	$3,641.7

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Electric Sales (millions of kWh):
Residential	1,114	1,024	2,709	2,625
Commercial	924	922	1,810	1,838
Industrial	977	853	1,778	1,613
Other retail	360	358	697	696
Total retail	3,375	3,157	6,994	6,772

Wholesale	786	553	1,545	1,124

Total electric sales	4,161	3,710	8,539	7,896

Operating Revenues ($ in thousands):
Residential	$146,003	$115,609	$326,089	$275,860
Commercial	93,422	82,087	182,422	162,642
Industrial	72,270	57,035	129,871	110,876
Other retail	28,363	25,246	54,790	48,966
Other miscellaneous revenues	2,609	2,138	4,095	4,113
Total retail	342,667	282,115	697,267	602,457

Wholesale	39,116	19,679	79,349	50,583

RTO revenues	60,495	56,119	113,923	117,031

Other revenues	3,195	3,231	6,132	6,093

Total operating revenues	$445,473	$361,144	$896,671	$776,164

Other Statistics:
Average price per kWh - retail (cents)	10.07	8.87	9.91	8.84
Fuel cost per net kWh generated (cents)	2.38	2.42	2.34	2.48
Fuel cost per net kWh generated (cents)-includes allowance / coal sales and derivative gains	2.26	2.08	2.31	2.02
Electric customers at end of period	514,483	514,252	514,483	514,252
Average kWh use per residential customer	2,443	2,246	5,936	5,748
Peak demand - maximum one-hour use (mw)	2,758	2,909	2,758	2,909
Total generation (millions of kWh)	3,957	3,651	8,246	7,784

Degree Days
Heating	365	553	3,423	3,446
Cooling	376	306	376	307

Inquiries concerning this report should be directed to:

Craig Jackson

VP & Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.